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   WHEAT FIRST BUTCHER SINGER
  Riverfront Plaza, West Tower
      901 East Byrd Street
       Richmond, VA 23219
 CALL TOLL-FREE: (800) 532-2916

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                        SUBURBAN OSTOMY SUPPLY CO., INC.
                                       BY

                             INVA ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                              INVACARE CORPORATION
                                       AT

                              $11.75 NET PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 22, 1998, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust
Companies and Other Nominees:

     We have been appointed by Inva Acquisition Corp., a Massachusetts corporation (the "Purchaser") and a wholly owned subsidiary of Invacare Corporation, an Ohio corporation (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, no par value (the "Shares"), of Suburban Ostomy Supply Co., Inc., a Massachusetts corporation (the "Company"), at a price of $11.75 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 22, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things: (1) the Purchaser being satisfied, in its sole discretion, that there have been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares that would represent at least two-thirds of the outstanding shares (determined on a fully diluted basis assuming the exercise of all outstanding stock options, rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue); and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder applicable to the purchase of Shares pursuant to the offer having expired or been terminated.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.  The Offer to Purchase, dated December 22, 1997.

          2. The BLUE Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. The PINK Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. The Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company accompanied by The Company's Solicitation/Recommendation Statement on Schedule 14D-9.

          5. A GREEN printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.
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          6.  Guidelines of the Internal Revenue Service for Certification of
     Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to First Chicago Trust Company of New York, the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 22, 1998, UNLESS THE OFFER IS EXTENDED.

     The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 17, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, a merger (the "Merger") will be effected under the terms of which either: (i) in the event that the Purchaser acquires less than 90% of the outstanding Shares pursuant to the Offer, the Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of the Parent or (ii) in the event that the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer, and the Purchaser determines, in its sole discretion, to use the "short form" merger procedure described in Section 12 of the Offer to Purchase, the Company will be merged with and into the Purchaser, with the Purchaser surviving the Merger as a wholly owned subsidiary of the Parent. In the Merger, each outstanding Share (other than Shares owned by the Company or any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Massachusetts law) will be converted into the right to receive $11.75 per share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary, of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          WHEAT, FIRST SECURITIES, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, THE PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENTS OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.